Exhibit 99.1

This Statement on Form 3 is filed jointly by HC Sponsor LLC and HealthCor Group LLC. The principal business address of each of these reporting persons is 55 Hudson Yards, 28th Floor, New York, New York 10001.

Name of Designated Filer: HC Sponsor LLC

Date of Event Requiring Statement: January 26, 2021

Issuer Name and Ticker or Trading Symbol: HealthCor Catalio Acquisition Corp. (Nasdaq: HCAQ)

HC SPONSOR LLC

By:	/s/ Anabelle Perez Gray
Name:	Anabelle Perez Gray
Title:	Authorized Signatory

HEALTHCOR GROUP LLC

By:	/s/ Arthur Cohen
Name:	Arthur Cohen
Title:	Managing Member

By:	/s/ Joseph Healey
Name:	Joseph Healey
Title:	Managing Member